nLIGHT, Inc. Appoints Mark Hartman to Board of Directors

CAMAS, Wash., June 13, 2025 - nLIGHT, Inc. (Nasdaq: LASR), a leading provider of high-power lasers for mission critical directed energy, optical sensing, and advanced manufacturing applications, today announced the appointment of Mark Hartman to its Board of Directors as a Class III director with a term expiring at the Company’s 2027 annual meeting of stockholders. Mr. Hartman also was appointed to serve on the Audit Committee of the Board of Directors and is replacing Doug Carlisle, who resigned effective June 12, 2025. Mr. Carlisle served as a director of nLIGHT since 2001.

“Mark has a proven track record of financial management and operational excellence and will bring an important perspective to our Board as we continue to focus on aerospace and defense growth opportunities,” commented Scott Keeney, nLIGHT’s Chairman and Chief Executive Officer. “I also would like to thank Doug for his service on our Board of Directors and for the invaluable contributions he has made that helped to ensure nLIGHT’s success since we founded nLIGHT 25 yrs ago.”

“I am excited to join nLIGHT’s Board of Directors and look forward to working closely with Scott and the rest of senior leadership at the Company as they continue to pursue more opportunities in the aerospace & defense markets,” said Mark Hartman. “Having worked in aerospace & defense and industrial companies in various senior financial roles throughout my career, I hope to bring an informed viewpoint on the Company’s efforts to achieve its growth objectives.”

Mark Hartman is a retired Chief Financial Officer from Woodward Inc. (Nasdaq: WWD), a publicly traded global leader in the design, manufacture, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Mark spent 16 years at Woodward, beginning in 2007 as the Vice President Corporate Controller and held multiple senior finance roles before his promotion to Chief Financial Officer in 2021.

Mark started his career in 1995 in the audit practice of Arthur Andersen and then transferred to the business consulting practice, finishing as a Manager in 2001. In 2002, he joined Advanced Energy Industries, a publicly traded power conversion company serving the semiconductor industry, as the Director of Accounting Services and also served as the interim Chief Financial Officer from 2005 to 2006. Mark is a retired CPA, earned his MBA from Northwestern University Kellogg School of Management and his BBA in accounting from Western Michigan University.

About nLIGHT
nLIGHT, Inc. is a leading provider of high-power lasers for mission critical directed energy, optical sensing, and advanced manufacturing applications. Headquartered in Camas, Washington, nLIGHT employs approximately 800 people with operations in the United States, Europe and Asia. For more information, please visit www.nlight.net.

For more information contact:

John Marchetti
VP Corporate Development and Investor Relations
nLIGHT, Inc.
(360) 566-4460
john.marchetti@nlight.net